EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
Standard Management Corporation
Indianapolis, Indiana
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-124160 and 333-117004) and Form S-8 (Nos. 33-92906, 333-41119, 333-41117 and 333-101359) of Standard Management Corporation of our report dated April 20, 2007, relating to the consolidated financial statements of Standard Management Corporation which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
/s/ BDO Seidman, LLP
Chicago, Illinois
April 20, 2007